CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SunPower Corporation for the registration of Debt Securities, Common Stock, Preferred Stock, and Warrants and to the incorporation by reference therein of our reports dated February 13, 2019, with respect to the consolidated financial statements of SunPower Corporation and the effectiveness of internal control over financial reporting of SunPower Corporation, included in its Annual Report (Form 10-K) for the year ended December 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
September 19, 2019